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                                                                    Exhibit 15


December 12, 2000

Bradlees, Inc.
One Bradlees Circle
Braintree, Massachusetts 02184

We have made a review, in accordance with the standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Bradlees, Inc. and subsidiaries, for the 13 and 39-week periods ended October 28, 2000 and October 30, 1999 as indicated in our report dated November 14, 2000, which included a going concern paragraph relating to
(i) the expiration of the Company's Revolver and (ii) certain matters which raise substantial doubt about the Company's ability to continue as a going concern. Because we did not perform an audit, we expressed no opinion on that information.

We are aware that Bradlees, Inc. and subsidiaries has incorporated by reference in its Registration Statement Nos. 333-38806 and 333-77555 its Form 10-Q for the quarter ended October 28, 2000, which includes our report dated November 14, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C under the Securities Act of 1933, that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of that Act.

                                                    /s/ ARTHUR ANDERSEN LLP
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